Exhibit 99.1

ONCOTHYREON REPORTS FULL YEAR AND FOURTH QUARTER 2009
FINANCIAL RESULTS

CONCLUDES RESTATEMENT OF PRIOR FINANCIAL RESULTS

COMPANY TO HOLD CONFERENCE CALL AT 4:30 EDT TODAY

SEATTLE, WASHINGTON - May 6, 2010 - Oncothyreon Inc. (NASDAQ: ONTY) (the “Company”) today reported financial results for the year and quarter ending December 31, 2009.  The Company also announced today that it filed its Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”), which concludes the restatement of its historical financial results.

2009 Financial Results

Net loss for the year ended December 31, 2009 was $17.2 million, or $0.76 per basic and diluted share, compared with net income, as restated, of $7.4 million, or $0.38 per basic and diluted share, for the year ended December 31, 2008.  The change to net loss from net income was the result of a decrease in revenue to $2.1 million for the year ended December 31, 2009 from $40.3 million for the year ended December 31, 2008, as restated, and a non-cash charge of $6.2 million for the change in fair value of warrant liability in 2009, partially offset by a decrease in operating expenses to $12.9 million in 2009 from $33.2 million in 2008.

The decrease in revenue in 2009 compared to 2008 is primarily attributable to the license to Merck KGaA in December 2008 of Oncothyreon’s Stimuvax manufacturing rights and know-how for a payment of $10.5 million and the recognition of $13.2 million in previously deferred revenue.  License revenue in 2009 included a $2.0 million milestone payment which was contractually obligated to be paid by December 31, 2009.  The decrease in revenue in 2009 compared to 2008 was also a result of the transfer of the manufacture of Stimuvax to Merck KGaA in 2008 and thus there was no contract manufacturing revenue in 2009, compared with $15.6 million in 2008.

The decrease in operating expenses to $12.9 million in 2009 from $33.2 million in 2008 is also a reflection of the transfer of the manufacture of Stimuvax and Oncothyreon’s Edmonton, Alberta facility to Merck KGaA.  Research and development expenses decreased to $6.1 million in 2009 from $8.8 million in 2008, as restated, as a result of decreased headcount and the discontinuation of process development activities for Stimuvax, partially offset by increased clinical research and contract manufacturing for Oncothyreon’s small molecule product candidates, PX-478 and PX-866.  There were no expenses associated with the manufacture of Stimuvax in 2009, compared with $13.7 million in 2008.  General and administrative expenses decreased to $6.6 million in 2009 from $10.3 million in 2008, as restated, primarily as the result of the consolidation of Oncothyreon’s operations in the United States.

Net loss for the quarter ended December 31, 2009 was $2.5 million, or $0.10 per basic and diluted share, compared with net income of $21.1 million or $1.08 per basic and diluted share for the comparable period in 2008. Revenue was $2.0 million for the fourth quarter of 2009, compared with $36.4 million for the fourth quarter of 2008, as restated. Operating expenses for the quarter ended December 31, 2009 were $3.9 million compared with $15.5 million for the quarter ended December 31, 2008.  Factors influencing the quarter to quarter changes were similar to those discussed above for the full year results.

As of December 31, 2009, Oncothyreon’s cash, cash equivalents and short-term investments were $33.2 million, compared to $19.2 million at the end of 2008, an increase of $14.0 million, or 72.9 percent. Major contributors to the net change included net proceeds of approximately $24.6 million from the sale of shares of Oncothyreon's common stock and warrants to purchase shares of Oncothyreon's common stock in 2009, offset by $10.5 million used for operating and capital expenditures.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  The Company is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2010 are expected to be higher when compared to 2009, primarily as a result of the more advanced clinical development of PX-866 and preclinical development activities for ONT-10. Oncothyreon currently expects cash used in operations in 2010 to be approximately $18 million.  As a result, Oncothyreon estimates that the Company's existing cash will be sufficient to fund operations for at least the next twelve (12) months.

Restatement of Prior Financial Results

As previously announced, the Company restated certain historical financial statements to correct a revenue recognition error in accounting for a license agreement with Merck KGaA signed in December 2008.  After consulting with the Division of Corporation Finance of the Securities and Exchange Commission, the Company determined that it erred by not explicitly disclosing the adoption of a change in accounting principle, as required by Accounting Standards Codification 250-10-50, Accounting Changes - Changes in Accounting Principle (“ASC 250”), and by not filing a letter from its independent registered public accounting firm stating that the new accounting principle was preferable under generally accepted accounting principles in the United States, as required by Item 601 of SEC Regulation S-K.  As a result, the Company’s 2009 Form 10-K provides further disclosure in accordance with ASC 250 as to the nature of and reason for the change in accounting principle, the method and effects of applying the accounting principle change, and includes a letter from its independent registered public accountant as to the preferability of the accounting principle change.    This correction did not change the Company’s balance sheet, statements of operations, changes in stockholders’ equity or cash flows for the year ended December 31, 2008, or the condensed consolidated financial statements for the interim periods ended March 31, June 30 and September 30, 2009.

In addition to the error described above, the Company also corrected other immaterial errors, as described in Note 2 to the Consolidated Financials Statements contained in the 2009 Form 10-K.  These errors resulted from an error in the period over which payments received in 2001 for Stimuvax were recognized as revenue, an error in the expense classification of legal costs related to patents, and an error in the balance sheet classification between current and long-term liabilities related to deferred rent.

Conference Call and Webcast

Oncothyreon’s management will discuss the Company's 2009 financial results during a conference call beginning at 1:30 p.m. PT/ 4:30 p.m. ET today, May 6, 2010. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International).  In addition, the call will be webcast live and can be accessed on the "Events" page of the "News & Events" section of the Company's Web site at www.oncothyreon.com.  An archive of the webcast will be available after completion of the discussion and will be posted on the Oncothyreon website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. This press release contains forward-looking statements concerning our expenses and cash in 2010.  Any other statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights, private litigation that may be initiated against us as a result of the restatement of our 2008 financial statements, failure to timely file our 2009 Annual Report on Form 10-K or otherwise and our ability to maintain compliance with NASDAQ continued listing standards. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com

ONCOTHYREON INC.
Condensed Consolidated Statement of Operations Data
(in thousands except per share amounts)
(Unaudited)

	Three months		Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008

Revenue
Contract manufacturing	$-	$12,636	$-	$15,582
Licensing revenue from collaborative and license agreements	2,039	23,757	2,051	24,713
Licensing, royalties, and other revenue	-	-	27	-
	2,039	36,393	2,078	40,295
Expenses
Research and development	2,086	2,401	6,081	8,783
Manufacturing		10,526	0	13,675
General and administrative	1,716	2,444	6,589	10,284
Depreciation	70	105	269	422

	3,872	15,476	12,939	33,164
Income (loss) from operations	(1,833)	20,917	(10,861)	7,131

Investment and other (income) expense	(11)	(177)	8	(291)
Change in fair value of warrant liability	448	-	6,150	-
Income Tax	200	-	200	-
Net Loss	$(2,470)	$21,094	$(17,219)	$7,422

Basic and diluted loss per share	$(0.10)	$1.08	$(0.76)	$0.38
Weighted average number of common shares outstanding - basic	24,713,794	19,492,432	22,739,138	19,490,621
Weighted average number of common shares outstanding - diluted	24,713,794	19,571,981	22,739,138	19,570,170

ONCOTHYREON INC.
Consolidated Balance sheet data
(in thousands)
(unaudited)

	December 31,
	2009	2008
Cash, cash equivalents and short term investments	$33,218	$19,166
Total assets	38,225	24,971
Long term liabilities	10,732	578
Stockholder's equity	25,418	20,717
Common shares outstanding	25,753	19,492